Exhibit 99.2

Express Scripts Reports Record Third Quarter Earnings
Strong cash flow from operations of $161 million

ST.  LOUIS, October 29, 2003—Express Scripts, Inc. (Nasdaq: ESRX) announced third quarter net income of $64.5 million, or $0.81 per diluted share, an increase of 21 percent over $0.67 per diluted share reported for the same quarter of 2002.

        The Company generated $160.8 million of cash flow from operations in the third quarter compared with $91.4 million in the same quarter last year. This increase in cash flow reflects improved operating results and working capital management, including improved inventory management resulting from implementing a new wholesale purchasing agreement. During the third quarter, the Company repurchased 530,000 shares of common stock for $33.8 million and repaid $25.0 million of debt.

        “While the PBM competitive landscape continues to evolve, the one thing that has remained constant is our focus on making prescription drugs safer and more affordable,” stated Barrett Toan, chairman and chief executive officer. “We have revitalized our business model in 2003 to ensure that our clients understand that our interests are unequivocally aligned with theirs. This revitalization resulted in Express Scripts no longer accepting pharmaceutical manufacturer funding for programs promoting the use of specific drugs. This revitalization differentiates our business model in the marketplace, and positions Express Scripts as a leader with the most value to offer to plan sponsors and their members.”

        “The Express Scripts business model has resulted in reduced gross profit and selling, general and administrative expenses this year attributable to the elimination of this pharmaceutical manufacturer funding. However, we believe our business strategy will yield long-term benefits, clearly differentiating Express Scripts from the competition, which has already allowed us to gain market share. Express Scripts’ Client Pledge, issued earlier this year, underlines our commitment to aggressively promote the use of generic drugs, support the use of clinically appropriate lower-cost brand-name drugs, and never recommend switching a member to a higher cost drug.”

        “In addition to our business model, our industry-leading generic utilization rate, superior formulary management of low-cost brand drugs, and highly-efficient, cost-effective mail pharmacy services are also strong competitive differentiators, and reflect the alignment of our interests with our plan sponsors and their members.”

Strong Operating Results

        Revenues for the third quarter of 2003 were $3.2 billion, a 2 percent increase over the same quarter last year. This year-to-year increase is due primarily to drug price inflation and increased sales of prescription drugs. Lower-cost generic drugs represented over 47 percent of total prescriptions compared to 45 percent last year, which resulted in slower revenue growth due to the significant differential between the price of generic and brand drugs. Increased member co-payments also moderated revenue growth because the Company does not record co-payments made to retail pharmacies as revenue.

        Mail pharmacy prescriptions increased to 8.2 million during the third quarter of 2003, a 16 percent increase compared with the same quarter last year. Mail claims as a percentage of total adjusted claims grew to 21 percent from 19 percent for the same period last year.

        “We have taken our business model to the specialty drug space to help our clients manage the costs and benefits associated with high-cost biotech and injectable drugs, with growing results,” added Toan. The Company’s specialty PBM business, which it offers to its PBM clients, is client-centric, and its claims are included in the PBM mail order and network claims. “Our goal is to provide the same type of value in specialty pharmacy that we provide in the PBM arena,” noted Toan. Specialty distribution service (“SDS”) claims, which include products targeted to specific physicians or patient populations, increased to 0.9 million, a 13 percent increase over last year’s third quarter.

        Retail network claims processed in the third quarter were 90.4 million, a 2 percent increase over the third quarter of 2002. Network claims were adversely impacted by normal seasonal utilization patterns and client-specific situations. One client, emerging from bankruptcy, discontinued providing retiree benefits, one client was lost through a competitive bidding process, and a one-year contract with a state agency expired, as expected, allowing the state to process claims in the future.

        “Based on net new business wins to date for 2004, and the underlying fundamentals of our business, we expect revenue growth next year to exceed $1.3 billion, excluding approximately $0.8 billion of retail drug costs for the Department of Defense (“DoD”) TRICARE Retail Pharmacy program,” noted Toan.

        Gross profit per adjusted claim was $1.79, consistent with the second quarter of 2003. The decrease in gross profit compared to the same quarter of 2002 is partially due to the phase out of pharmaceutical manufacturer support of drug-specific therapy substitution programs. This reduced gross profit by approximately $8 million from the same period last year. In addition, gross profit continued to be negatively impacted by costs related to the operation of duplicate mail order facilities located in Tempe, Arizona. The operation of duplicate facilities during the start-up phase was driven by our commitment to deliver the highest service standards to our clients, which also contributed to Express Scripts’ strong selling season. The Company expects to integrate these facilities during 2004. “The increasing use of mail pharmacy, generic drugs and our specialty distribution services offer particularly good opportunities to generate savings for our clients on prescription drug spending and stronger operating performance for our company,” noted Toan.

        Selling, general and administrative (“SGA”) expenses decreased to $93.3 million from $112.2 million for the same quarter last year due to realizing the benefits resulting from the integration of previous acquisitions, and lower SGA expenses needed to support the drug-specific therapy substitution programs that were phased out. In addition, the decrease resulted from lower bad debt expense and contributions made to the Express Scripts Foundation last year. As a result, operating income for the third quarter increased 14 percent to $113.5 million, from $99.3 million in the third quarter of 2002. EBITDA per adjusted claim was $1.09, compared to $1.00 for the same quarter last year.

2003 and 2004 Outlook

        Express Scripts is enjoying a strong selling season for 2004. In addition, 10 of Express Scripts’ top 50 clients were up for renewal effective January 2004, and the Company was successful in renewing 100 percent of this business. Based on net new business wins to date, and the underlying fundamentals of the business, the Company expects revenue growth next year to exceed $1.3 billion, excluding approximately $0.8 billion of retail drug costs for the DoD TRICARE Retail Pharmacy program discussed below. New business wins have come from all segments including state governments, self-funded employer groups, Blue Cross Blue Shield plans, large health maintenance organizations, health insurers, third party administrators, and union-sponsored benefit plans.

        As mentioned above, Express Scripts was awarded the largest competitively-bid contract of the year with the DoD for the TRICARE Retail Pharmacy (“TRRx”) program to provide retail pharmacy services for the approximate 2.5 million DoD beneficiaries that use the retail pharmacy benefit. Express Scripts will process over 30 million additional retail network prescriptions in the first full year of this contract. “This program complements our mail contract with the DoD, and we are proud to serve our armed forces in making prescription drugs safer and more affordable,” said Toan.

        In addition to this growth in membership, the Company’s financial performance will continue to benefit from increased mail and generic utilization, improved formulary compliance with low-cost brands, increased productivity, growth in specialty distribution and capital structure improvements. Based on these strong fundamentals, the Company believes its 2003 diluted earnings per share, including the $0.04 per share charge incurred in the second quarter resulting from the early retirement of debt, will be between $3.14 and $3.16. While Express Scripts has not completed its selling season for 2004, the Company believes its 2004 diluted earnings per share will increase 20 percent to 25 percent over 2003, excluding any charges associated with the early retirement of debt. The Company is evaluating refinancing alternatives for its existing bank credit facility and optional redemption of the Senior Notes, which are first callable in June 2004.

Express Scripts Recognized for Consistent Financial Performance

        At the close of trading on September 25, 2003, Express Scripts was added to the S&P 500 Index, which includes 500 leading companies in leading industries of the U.S. economy. “We are pleased that S&P has included Express Scripts in this world-renowned index, which recognizes our strength, stability and market position in the health care sector,” noted Toan.

        Express Scripts placed 68th overall in the ranking of the 100 fastest-growing companies in the United States published by Fortune Magazine, in the September 1, 2003 issue. The ranking was based on earnings growth, revenue growth, and total investment returns over the last three years.

Other Matters

        The Securities and Exchange Commission (“SEC”) previously announced plans to review prior filings of each of the Fortune 500 companies. The Company previously announced it had received a comment letter from the SEC with respect to its Annual Report on Form 10-K for 2001 and subsequent quarterly reports on Form 10-Q. Most issues raised by the SEC relate to disclosure and reclassification matters, including whether the pharmacy benefit management (“PBM”) business should be comprised of two separate segments or a single segment representing an integrated product. None of these issues would affect Express Scripts’ consolidated results of operations, which include gross profit and net income, or the consolidated balance sheet and consolidated statement of cash flows. An additional issue raised in the SEC comment letter is whether the Company should include in revenue co-payments paid by clients’ members to retail network pharmacies with respect to prescriptions filled in one of the Company’s retail networks. The Company does not include such co-payments in revenue or cost of revenue. If the Company is required to include retail co-payments in revenue and cost of revenue, it would result in an increase in reported revenue and cost of revenue for the nine months ended September 30, 2003 and 2002 of approximately 23 percent to 29 percent (excluding member co-payments on plans wherein the Company does not include ingredient costs in revenue). Thus, Express Scripts’ consolidated results of operations, which include gross profit and net income, and the consolidated balance sheet and consolidated statement of cash flows would not be affected. The Company is in discussions with the SEC about the issues raised in the comment letter.

        Express Scripts, Inc. is one of the largest PBM companies in North America providing PBM services to over 50 million members through facilities in eight states and Canada. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.

        Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, and medical information management services. The Company also provides distribution services for specialty pharmaceuticals through its Specialty Distribution. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

        This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:

  risks associated with our ability to maintain our historic growth rates, or to control operating or capital costs continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers competition and continuing consolidation in the PBM industry, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers risks associated with adverse economic conditions, which may result in lower membership growth in existing clients or in lower rates of utilization of prescription drugs adverse results in regulatory matters, the adoption of new legislation or regulations, more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations (including, without limitation, the Compliance Guidance for Pharmaceutical Manufacturers issued by the Office of Inspector General of Health and Human Services relating to the Federal Medicare/Medicaid Anti-Kickback Statute)
  risks associated with the operations of acquired businesses, including integration risks and costs, risks of client retention and repricing of client contracts increased compliance risks relating to our contracts with the Department of Defense TRICARE Plan and various state governments risks arising from investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, the Attorney General of the State of New York, and other regulatory agencies the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers adverse results in litigation, including a number of purported class action cases challenging aspects of our business practices risks associated with the use and protection of the intellectual property we use in our business risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements risks associated with our ability to continue to develop new products, services and delivery channels general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns, introductions of new drugs and conversion of prescription drugs to non-prescription (or over-the-counter) status uncertainties regarding the implementation and the ultimate terms of proposed government initiatives, including a Medicare prescription drug benefit other risks described from time to time in our filings with the SEC

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2003	2002	2003	2002
Revenues	$3,248,602	$3,187,458	$9,806,780	$8,906,004
Cost of revenues	3,041,825	2,975,996	9,173,155	8,307,781

Gross profit	206,777	211,462	633,625	598,223
Selling, general and administrative	93,286	112,162	302,027	329,860

Operating income	113,491	99,300	331,598	268,363

Other (expense) income:
Undistributed loss from joint venture	(1,436)	(1,224)	(4,520)	(3,294)
Interest income	756	1,391	2,345	3,770
Interest expense	(8,430)	(12,555)	(33,172)	(32,337)

	(9,110)	(12,388)	(35,347)	(31,861)

Income before income taxes	104,381	86,912	296,251	236,502
Provision for income taxes	39,839	33,470	113,054	90,391

Income before cumulative effect of accounting change	64,542	53,442	183,197	146,111
Cumulative effect of accounting change, net of tax	-	-	(1,028)	-

Net income	$64,542	$53,442	$182,169	$146,111

Basic earnings per share:
Before cumulative effect of accounting change	$0.82	$0.69	$2.34	$1.87
Cumulative effect of accounting change	-	-	(0.01)	-

Net income	$0.82	$0.69	$2.33	$1.87

Weighted average number of common shares
Outstanding during the period - Basic EPS	78,666	77,829	78,197	77,962

Diluted earnings per share:
Before cumulative effect of accounting change	$0.81	$0.67	$2.30	$1.83
Cumulative effect of accounting change	-	-	(0.01)	-

Net income	$0.81	$0.67	$2.29	$1.83

Weighted average number of common shares
Outstanding during the period - Diluted EPS	80,023	79,449	79,401	79,786

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Balance Sheet

(in thousands, except share data)	September 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$292,310	$190,654
Receivables, net	983,193	988,544
Inventories	130,113	160,483
Deferred taxes	14,979	25,686
Prepaid expenses and other current assets	24,646	28,454

Total current assets	1,445,241	1,393,821
Property and equipment, net	173,116	168,973
Goodwill, net	1,420,582	1,378,436
Other intangible assets, net	235,762	251,111
Other assets	20,090	14,651

Total assets	$3,294,791	$3,206,992

Liabilities and Stockholders' Equity
Current liabilities:
Claims and rebates payable	$1,155,195	$1,084,906
Accounts payable	196,211	255,245
Accrued expenses	185,583	200,356
Current maturities of long-term debt	-	3,250

Total current liabilities	1,536,989	1,543,757
Long-term debt	455,089	562,556
Other liabilities	124,460	97,824

Total liabilities	2,116,538	2,204,137

Stockholders' equity:
Preferred stock, $0.01 par value per share, 5,000,000 shares authorized,
and no shares issued and outstanding	-	-
Common Stock, $0.01 par value per share, 181,000,000 shares
authorized,and 79,777,000 and 79,834,000 shares issued and
outstanding, respectively	797	798
Additional paid-in capital	482,754	503,746
Unearned compensation under employee compensation plans	(25,413)	(8,179)
Accumulated other comprehensive income	1,744	(4,422)
Retained earnings	797,119	614,950

	1,257,001	1,106,893
Common Stock in treasury at cost,1,234,000 and 1,963,000
shares, respectively	(78,748)	(104,038)

Total stockholders' equity	1,178,253	1,002,855

Total liabilities and stockholders' equity	$3,294,791	$3,206,992

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Cash Flows

	Nine Months Ended September 30,
(in thousands)	2003	2002
Cash flows from operating activities:
Net income	$182,169	$146,111

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	39,687	62,975
Non-cash adjustments to net income	65,548	54,625
Net changes in operating assets and liabilities	(6,008)	23,253

Net cash provided by operating activities	281,396	286,964

Cash flows from investing activities:
Purchases of property and equipment	(32,012)	(32,472)
Acquisitions, net of cash acquired, and investment in joint venture	3,560	(497,229)
Other	15	655

Net cash used in investing activities	(28,437)	(529,046)

Cash flows from financing activities:
Proceeds from long-term debt	50,000	425,000
Repayment of long-term debt	(160,430)	(150,000)
Treasury stock acquired	(79,073)	(66,840)
Net proceeds from employee stock plans	35,908	21,700
Other	-	(3,885)

Net cash (used in) provided by financing activities	(153,595)	225,975

Effect of foreign currency translation adjustment	2,292	(10)

Net increase (decrease) in cash and cash equivalents	101,656	(16,117)
Cash and cash equivalents at beginning of period	190,654	177,715

Cash and cash equivalents at end of period	$292,310	$161,598

EXPRESS SCRIPTS, INC.
Table 1
Unaudited Operating Statistics
(in thousands, except per claim)

	3 months ended 09/30/2003	3 months ended 06/30/2003	3 months ended 03/31/2003	3 months ended 12/31/2002	3 months ended 09/30/2002
Revenue Detail
Network revenues	$2,201,301	$2,303,311	$2,188,208	$2,314,967	$2,180,451
Mail revenues	969,170	951,473	961,273	976,268	941,259
Services revenues	14,922	17,787	18,811	24,500	22,150

PBM revenues	3,185,393	3,272,571	3,168,292	3,315,735	3,143,860

Services revenues	26,082	28,637	27,793	27,071	24,432
Other revenues	37,127	32,989	27,896	21,703	19,166

Non-PBM revenues	63,209	61,626	55,689	48,774	43,598

Total revenues (1)	$3,248,602	$3,334,197	$3,223,981	$3,364,509	$3,187,458

Per Claim
Network revenue/claim	$24.34	$23.99	$22.64	$24.55	$24.54
Mail revenue/claim	$118.83	$117.09 (2)	$129.36	$136.96	$133.78
Claims Detail
Network (3)	90,427	96,025	96,667	94,289	88,869
SDS	896	966	889	863	794
Mail	8,156	8,126	7,431	7,128	7,036

Total claims	99,479	105,117	104,987	102,280	96,699

Adjusted claims (4)	115,791	121,369	119,849	116,536	110,771

Margin Analysis
Gross profit margin	6.4%	6.5%	6.5%	6.7%	6.6%
EBITDA margin	3.9%	3.7%	3.8%	3.6%	3.5%
Per Adjusted Claim
Gross profit	$1.79	$1.79	$1.75	$1.93	$1.91
EBITDA (5)	$1.09	$1.02	$1.01	$1.05	$1.00

See Notes to Unaudited Operating Statistics

Selected Ratio Analysis
Table 2

	As of 09/30/2003		As of 06/30/2003		As of 03/31/2003		As of 12/31/2002		As of 09/30/2002
Debt to EBITDA ratio (6)	0.9	x	1.0	x	1.2	x	1.2	x	1.5	x
EBITDA interest coverage (7)	11.0	x	9.8	x	10.1	x	10.3	x	10.3	x
Operating cash flow interest coverage (8)	9.4	x	7.2	x	10.7	x	9.7	x	9.9	x
Debt to capitalization (9)	27.9%		29.7%		33.6%		36.1%		39.0%

EXPRESS SCRIPTS, INC.

Notes to Unaudited Operating Statistics and Selected Ratio Analysis
(in thousands)

(1)    During 2002, we early adopted EITF No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor.” EITF 02-16 requires any consideration received from a vendor to be characterized as a reduction of cost of revenues. As a result, revenues and cost of revenues have been reduced by the gross amount of rebates and administrative fees received from pharmaceutical manufacturers for collecting, processing and reporting drug utilization data, for monitoring formulary compliance, and for calculating and distributing rebates to those of our clients for whom our PBM services includes the claim processing function. Our client’s portion, a majority of such amounts, will continue to be classified as a reduction of revenues. Our consolidated gross profit was not impacted as a result of this adoption. The amount of the reduction in revenues and cost of revenues is as follows:

4th qtr 2002	3rd qtr 2002	2nd qtr 2002	1st qtr 2002
$244,970	$238,740	$235,113	$198,048

(2)     The decrease in mail revenue per claim beginning in the second quarter of 2003 as compared to the first quarter of 2003 reflects the Department of Defense (“DoD”) TRICARE Management Activity mail contract in which we earn a fee per prescription filled by our mail order facility. Revenues and cost of revenues do not include ingredient costs.

(3)     Network claims exclude drug formulary only claims where we only administer the clients formulary and approximately 0.5 million manual claims per quarter.

(4)     Adjusted claims represent network claims and specialty distribution claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day claims and network claims are generally 30 day claims.

(5)     The following is a reconciliation of EBITDA to net income and to net cash provided by operating activities as the Company believes they are the most directly comparable measure calculated under Generally Accepted Accounting Principles:

	3 months ended September 30,		9 months ended September 30,
	2003	2002	2003	2002

Net income	$64,542	$53,442	$182,169	$146,111
Income taxes	39,839	33,470	113,054	90,391
Depreciation and amortization *	13,294	12,012	39,687	62,975 **
Interest expense, net	7,674	11,164	30,827	28,567
Undistributed loss from joint venture	1,436	1,224	4,520	3,294
Cumulative effect of accounting change, net of tax	-	-	1,028	-

EBITDA	126,785	111,312	371,285	331,338
Current income taxes	(23,752)	(20,103)	(78,858)	(71,617)
Interest expense less amortization	(7,288)	(8,937)	(28,208)	(25,204)
Undistributed loss from joint venture	(1,436)	(1,224)	(4,520)	(3,294)
Other adjustments to reconcile net income
to net cash provided by operating activities	66,489	10,402	21,697	55,741

Net cash provided by operating activities	$160,798	$91,450	$281,396	$286,964

EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company’s ability to service indebtedness and is frequently used to evaluate a company’s performance. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

* Includes depreciation and amortization expense of:
Gross profit	$5,145	$4,505	$15,556	$19,165
Selling, general and administrative	8,149	7,507	24,131	43,810

	$13,294	$12,012	$39,687	$62,975

** Includes additional depreciation of approximately $23,000 for the 9 months ended September 30, 2002 resulting from shortening estimated useful lives on certain assets associated with legacy information systems.

(6)     Represents debt as of the balance sheet date divided by EBITDA for the twelve months ended.

(7)     Represents EBITDA for the twelve months ended divided by interest for the twelve months ended.

(8)     Represents Operating Cash Flow for the twelve months ended divided by interest for the twelve months ended. For the second quarter of 2003, this ratio was negatively impacted by the non-recurring charges to interest expense of $5.0 million which pertains to the early retirement of debt.

(9)     Represents debt divided by the total of debt and stockholders equity.